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                                                                    Exhibit 99

(WORLD ACCESS LOGO)

               WORLD ACCESS COMPLETES ACQUISITION OF THE COMM/NET
                               GROUP OF COMPANIES

 Acquisition Will Strengthen Telecommunications Group Network Through Dedicated
                         Bandwidth Agreements to Mexico

 Comm/Net Platform is Expected to Facilitate Telecommunication Group's Expansion
                            Plans into Latin America

         ATLANTA, GEORGIA - July 1, 1999 -- World Access, Inc. (Nasdaq:WAXS), announced today that it has completed its acquisition of the assets of Comm/Net Holding Corporation and its wholly-owned subsidiaries, Enhanced Communications Corporation, Comm/Net Services Corporation and Long Distance Exchange Corporation, effective June 30, 1999.

         Pursuant to the terms of the agreement, World Access will pay a total consideration of approximately $27 million, primarily in the form of newly issued shares of 4.25% Cumulative Junior Convertible Preferred Stock, Series B (the "Preferred Stock"). The Preferred Stock is convertible into shares of World Access common stock at a conversion rate of $16.00 per common share, subject to standard anti-dilution adjustments. If the closing trading price of World Access common stock exceeds $16.00 per share for 45 consecutive trading days, the Preferred Stock will automatically convert into common stock. The acquisition is intended to qualify as a tax-free "reorganization" under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended.

         John D. Phillips, Chairman, Chief Executive Officer and President of World Access, stated, "We are pleased to be acquiring the operations of Comm/Net, as its facilities and dedicated bandwidth agreements will significantly expand our dedicated network facilities into Mexico and serve as a foundation for network development in other Latin American countries. Comm/Net has an excellent track record of performing in this market in recent years and is poised for continued growth in revenues and EBITDA during 1999. We are optimistic that, backed by the financial resources of World Access and as an integral component of our Telecommunications Group, Comm/Net will continue to prosper."

         Comm/Net, headquartered in Plano, Texas, is a facilities-based provider of wholesale international long distance and wholesale prepaid calling card services, primarily to the Mexican telecommunications markets. Comm/Net had revenues of approximately $38 million during the year ended December 31, 1998. Greg Somers, former President of Comm/Net, has been named Senior Vice President of Operations, World Access Telecommunications Group.

         World Access provides wholesale international long distance services and designs a broad range of wireline and wireless telecommunications products for service providers worldwide. Through its facilities based network and various termination and resale relationships, The World Access Telecommunications Group provides international long distance services to more than 200 countries. The World Access Equipment Group develops and markets a suite of solutions ranging from single products to comprehensive network solutions including intelligent multiplexers, digital microwave radio systems, digital switches, billing and network telemanagement systems, cellular base stations, fixed wireless local loop systems and engineering services. For more information regarding World Access and its divisions, please refer to the Company's website at www.waxs.com.

         THIS PRESS RELEASE MAY CONTAIN FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE SECURITIES REFORM ACT OF 1995. SUCH STATEMENTS INVOLVE RISKS AND UNCERTAINTIES WHICH MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. THESE RISKS INCLUDE THE COMPANY'S ABILITY TO IDENTIFY, COMPLETE AND INTEGRATE ACQUISITIONS AND OTHER RISKS DESCRIBED IN THE COMPANY'S SEC FILINGS, INCLUDING THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q AND THE COMPANY'S REGISTRATION STATEMENT ON FORM S-3 (NO. 333-43497) INCORPORATED BY REFERENCE IN THIS PRESS RELEASE.


WORLD ACCESS CONTACT:      NANCY L. DE JONGE
(404-231-2025)             DIRECTOR OF INVESTOR RELATIONS
                           http://www.waxs.com